Exhibit (a)(11)
CONTACT:
R. Dirk Allison
Senior Vice President and Chief Financial Officer
(214) 922-9711
ODYSSEY HEALTHCARE ANNOUNCES COMPLETION
OF TENDER OFFER FOR VISTACARE, INC.
DALLAS, TEXAS (March 5, 2008) — Odyssey HealthCare, Inc. (NASDAQ: ODSY) today announced the expiration of the subsequent offering period of the tender offer by its indirect wholly-owned subsidiary OHC Investment, Inc. for all outstanding shares of class A common stock (including the associated preferred stock purchase rights) of VistaCare, Inc. (NASDAQ: VSTA). The subsequent offering period expired, as scheduled, at 5:00 p.m., New York City time, on March 4, 2008.
The depositary for the offer has advised Odyssey that, as of the expiration of the subsequent offering period, a total of approximately 1,746,057 shares of VistaCare class A common stock were validly tendered to OHC Investment during the subsequent offering period. All shares that were validly tendered during the subsequent offering period have been accepted for purchase. A total of approximately 15,945,818 shares of VistaCare class A common stock have been validly tendered to and accepted by OHC Investment during the initial offering period and the subsequent offering period, which represent approximately 94% of the outstanding shares of class A common stock of VistaCare.
Odyssey and its affiliates now own a sufficient number of shares of class A common stock to permit Odyssey to effect a “short-form merger” under Delaware law, meaning a merger of OHC Investment with and into VistaCare without a required vote of VistaCare’s remaining stockholders. Odyssey intends to complete the merger as soon as practicable. In the merger, Odyssey will indirectly acquire all remaining outstanding VistaCare shares for cash of $8.60 per share. VistaCare’s stockholders who continue to hold their shares at the time of the merger and who satisfy certain other requirements under Delaware law will have appraisal rights in connection with the merger. Following the merger, VistaCare will immediately become an indirect wholly-owned subsidiary of Odyssey, and VistaCare’s class A common stock will no longer be listed on NASDAQ.
About Odyssey HealthCare
Based in Dallas, Texas, Odyssey is one of the largest providers of hospice care in the country in terms of both average daily patient census and number of locations. Odyssey seeks to improve the quality of life of terminally ill patients and their families by providing care directed at managing pain and other discomforting symptoms and by addressing the psychosocial and spiritual needs of patients and their families.
Certain statements contained in this press release are forward-looking statements within the meaning of the federal securities laws. Such forward-looking statements are based on management’s current expectations and are subject to known and unknown risks, uncertainties and assumptions which may cause the forward-looking events and circumstances discussed in this press release to differ materially from those anticipated or implied by the forward-looking statements, including that the merger may not be consummated for reasons including because conditions precedent to the completion of the merger may not be satisfied and the disclosures contained under the headings “Government Regulation and Payment Structure” in “Item 1. Business” and “Item 1A. Risk Factors” of Odyssey’s Annual Report on Form 10-K filed with the SEC on March 9, 2007, and its most recent report on Form 10-Q and in its other filings with the SEC. Many of these factors are beyond the ability of the Company to control or predict. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to revise or update any of the forward-looking statements or publicly announce any updates or revisions to any of the forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions, circumstances or assumptions underlying such statements.